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                                  EXHIBIT 99.3

      BOSTON LIFE SCIENCES SUBMITS PHASE II PROTOCOL FOR THE DIAGNOSIS OF
        ATTENTION DEFICIT HYPERACTIVITY DISORDER (ADHD) USING ALTROPANE

November 23, 1999--Boston, MA--Boston Life Sciences, Inc. (NASDAQ: BLSI) announced that the Company has recently submitted its proposed Phase II study to the FDA for the use of the Company's radio-imaging agent, Altropane, to diagnose ADHD. The proposed study, to be performed under the Company's current IND is designed to demonstrate that children with expertly-diagnosed ADHD have significantly elevated Dopamine Transporter (DAT) levels (measured using Altropane-SPECT scans) compared to either clinically normal children or those with other behavioral abnormalities. The Company plans to meet with the FDA to discuss and finalize the details of the protocol in mid-December, and hopes to initiate the Phase II study in January or February 2000.

The Company previously announced the results of a study performed in adults with long-standing ADHD, which demonstrated for the first time that ADHD was associated with an abnormal elevation in DAT levels compared to age-matched normal individuals. The detailed results of this study have been accepted for publication by a leading peer-reviewed medical journal.

Dr. Edward Hallowell, nationally-recognized expert in treating ADHD, and author of the book Driven to Distraction stated, "Altropane is the most promising development I've seen in a long time in terms of our coming up with an actual physical test that could help us pin down the diagnosis of ADHD."

Altropane is currently in Phase III testing for the early diagnosis of Parkinson's Disease. The Company hopes to complete this Phase III study and to file for marketing approval for the PD indication in the first quarter of 2000. The Company believes that the combined market potential for both the ADHD and Parkinson's Disease diagnostic indications could be almost $500 million per year in the U.S., making Altropane, if approved, the potential to become the highest revenue-generating radiopharmaceutical ever.

BLSI is developing novel treatments for cancer, autoimmune diseases, and central nervous system disorders. In addition to Altropane(TM), BLSI's products awaiting FDA review, in clinical trials or in preclinical development include Therafectin(R), an oral drug for the treatment of Rheumatoid Arthritis; Troponin I, a naturally-occurring anti-angiogenesis factor for the treatment of solid tumors; and AF-1 and Inosine, nerve growth factors for the treatment of acute and chronic CNS disorders.

Statements made in this press release other than statements of historical fact represent forward-looking statements. Such statements include, without limitation, statements regarding expectations or beliefs as to future results or events, such as the expected timing and results of clinical trials, schedules of IND, NDA, and other regulatory submissions, the timing of product introductions, the market size for the Company's products and possible advantages of the Company's products. All such forward-looking statements involve substantial risks and uncertainties and actual results may vary materially from these statements. Factors that may affect future results include: results of scientific data from clinical trials; delays in the regulatory or development processes; the ability to obtain intellectual property protection, the availability of financing, market acceptance of the Company's products and other possible risks and uncertainties that have been noted in reports filed by the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K/A.

For additional information, please contact:

Corporate                   Investor               Media
Marc Lanser                 Maria Zapf             Jim Weinrebe
Chief  Scientific Officer   Investor Relations     Schwartz Communications
617.425.0200                617.425.0200           781.684.0770


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